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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                  SCHEDULE TO
                                  (RULE 13e-4)
           TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                             ---------------------

                               SIPEX CORPORATION
         (Name of Subject Company (Issuer) and Filing Person (Offeror))
                             ---------------------
          OPTIONS TO PURCHASE COMMON STOCK, PAR VALUE $0.01 PER SHARE
                         (Title of Class of Securities)
                             ---------------------
                                   829909100
         (CUSIP Number of Class of Securities' Underlying Common Stock)
                             ---------------------
                                 WALID MAGHRIBI
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               SIPEX CORPORATION
                            233 SOUTH HILLVIEW DRIVE
                               MILPITAS, CA 95035
                              TEL: (408) 934-7500
(Name, address and telephone number of person authorized to receive notices and communications on behalf of filing person)
                             ---------------------
                                   COPIES TO:
                             JEFFREY D. SAPER, ESQ.
                               JACK HELFAND, ESQ.
                              JASON BORREVIK, ESQ.
                       WILSON SONSINI GOODRICH & ROSATI,
                            PROFESSIONAL CORPORATION
                               650 PAGE MILL ROAD
                        PALO ALTO, CALIFORNIA 94304-1050
                                 (650) 493-9300

                           CALCULATION OF FILING FEE

-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------
               TRANSACTION VALUATION*                                 AMOUNT OF FILING FEE
-----------------------------------------------------------------------------------------------------------
                     $2,386,813                                              $219.59
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------

* Calculated solely for purposes of determining the filing fee. This amount assumes that options to purchase 2,495,052 shares of common stock of SIPEX CORPORATION having an aggregate value of $2,386,813 as of October 9, 2002 will be exchanged or cancelled pursuant to this offer. The aggregate value of such options was calculated based on the Black-Scholes option pricing model. The amount of the filing fee, calculated in accordance with Rule 0-11(b) of the Securities Exchange Act of 1934, as amended, equals $92 for each $1,000,000 of the value of the transaction.

[ ] Check the box if any part of the fee is offset as provided by Rule
    0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:                                          Not applicable.
Form or Registration No.:                                        Not applicable.
Filing party:                                                    Not applicable.
Date filed:                                                      Not applicable.

[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:
       [ ] third party tender offer subject to Rule 14d-1.
       [X] issuer tender offer subject to Rule 13e-4.
       [ ] going-private transaction subject to Rule 13e-3.
       [ ] amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: [ ]

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

     This Tender Offer Statement on Schedule TO relates to an offer by SIPEX CORPORATION, a Massachusetts corporation ("SIPEX" or the "Company"), to exchange (the "Exchange Offer") options to purchase an aggregate of 2,495,052 shares of the Company's common stock, whether vested or unvested, that have been granted under its 1996 Incentive Stock Option Plan, 1997 Stock Option Plan, 2000 Non-Qualified Stock Option Plan, 2002 Nonstatutory Stock Option Plan and certain stand-alone Option Plans that have exercise prices greater than 7.50 per share (the "Eligible Options") and that are held by eligible employees. These Eligible Options may be exchanged for new options (the "New Options") that will be granted under upon the terms and subject to the conditions set forth in: (i) the Offer to Exchange, dated October 10, 2002 (the "Offer to Exchange"); (ii) the related letter from Walid Maghribi dated October 10, 2002; (iii) the Election Form; and (iv) the Withdrawal Form. These documents, as they may be amended or supplemented from time to time, together constitute the "Disclosure Documents" and are attached to this Schedule TO as Exhibits (a)(1)(a) through (a)(1)(d), respectively. An "eligible employee" refers to all persons who are employees as of October 10, 2002, and live and work in the United States and remain employees through the date on which the New Options are granted. Members of the Company's Board of Directors and the Company's executive officers are not "eligible employees."

     The information in the Disclosure Documents, including all schedules and annexes to the Disclosure Documents, is incorporated by reference in answer to the items required in this Schedule TO.

ITEM 1. SUMMARY TERM SHEET.

     The information set forth under the caption "Summary Term Sheet" in the Offer to Exchange is incorporated herein by reference.

ITEM 2. SUBJECT COMPANY INFORMATION.

     (a) NAME AND ADDRESS.

     SIPEX is the issuer of the securities subject to the Exchange Offer. The address of the Company's principal executive office is 233 South Hillview Drive, Milpitas, CA 95035 and the telephone number at that address is (408) 934-7500. The information set forth in the Offer to Exchange under the caption "The
Offer -- Information concerning SIPEX" is incorporated herein by reference.

     (b) SECURITIES.

     The subject class of securities consists of the Eligible Options. The actual number of shares of common stock subject to the New Options to be issued in the Exchange Offer will depend on the number of shares of common stock subject to the unexercised options tendered by eligible employees and accepted for exchange and cancelled. The information set forth in the Offer to Exchange under the captions "Summary Term Sheet," "Risks of Participating in the Offer," and the sections under the caption "The Offer" entitled "Number of options; expiration date," "Acceptance of options for exchange and issuance of new options," "Source and amount of consideration; terms of new options" is incorporated herein by reference.

     (c) TRADING MARKET AND PRICE.

     The information set forth in the Offer to Exchange under the caption "The Offer -- Price range of shares underlying the options" is incorporated herein by reference.

ITEM 3. IDENTITY AND BACKGROUND OF FILING PERSON.

     (a) NAME AND ADDRESS.

     The filing person is the issuer. The information set forth under Item 2(a) above is incorporated by reference.

     Pursuant to General Instruction C to Schedule TO, the information set forth on Schedule A to the Offer to Exchange is incorporated herein by reference.

ITEM 4. TERMS OF THE TRANSACTION.

     (a) MATERIAL TERMS.

     The information set forth in the Offer to Exchange under the captions "Summary Term Sheet" and the sections under the caption "The Offer" entitled "Eligibility," "Number of options; expiration date," "Procedures for electing to exchange options," "Withdrawal rights and change of election," "Acceptance of options for exchange and issuance of new options," "Conditions of the offer," "Source and amount of consideration; terms of new options," "Price range of shares underlying the options," "Status of options acquired by us in the offer; accounting consequences of the offer," "Legal matters; regulatory approvals," and "Material U.S. federal income tax consequences" and "Extension of offer; termination; amendment" is incorporated herein by reference.

     (b) PURCHASES.

     The information set forth in the Offer to Exchange under the caption "The Offer -- Interests of directors and officers; transactions and arrangements concerning the options" is incorporated herein by reference.

ITEM 5. PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND ARRANGEMENTS.

     (e)AGREEMENTS INVOLVING THE SUBJECT COMPANY'S SECURITIES.

     The information set forth in the Offer to Exchange under the caption "The Offer -- Interests of directors and officers; transactions and arrangements concerning the options" is incorporated by reference. The eligible option plans and related option agreements attached hereto as Exhibits (d)(1) through (d)(10) contain information regarding the subject securities.

ITEM 6. PURPOSES OF THE TRANSACTION AND PLANS OR PROPOSALS.

     (a) PURPOSES.

     The information set forth in the Offer to Exchange under the captions "Summary Term Sheet" and "The Offer -- Purpose of the offer" is incorporated herein by reference.

     (b) USE OF SECURITIES ACQUIRED.

     The information set forth in the Offer to Exchange under the captions "The Offer -- Acceptance of options for exchange and issuance of new options" and "The Offer -- Status of options acquired by us in the offer; accounting consequences of the offer" is incorporated herein by reference.

     (c) PLANS.

     The information set forth in the Offer to Exchange under the captions "The Offer -- Purpose of the offer" and the "The Offer -- Information concerning SIPEX" incorporated herein by reference.

ITEM 7. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

     (a) SOURCE OF FUNDS.

     The information set forth in the Offer to Exchange under the captions "The Offer -- Source and amount of consideration; terms of new options" is incorporated herein by reference.

     (b) CONDITIONS.

     Not applicable.

     (d) BORROWED FUNDS.

     Not applicable.

ITEM 8. INTEREST IN SECURITIES OF THE SUBJECT COMPANY.

     (a) SECURITIES OWNERSHIP.

     The information set forth in the Offer to Exchange under the caption "The Offer -- Interests of directors and officers; transactions and arrangements concerning the options" is incorporated herein by reference.

     (b) SECURITIES TRANSACTIONS.

     The information set forth in the Offer to Exchange under the caption "The Offer -- Interests of directors and officers; transactions and arrangements concerning the options" is incorporated herein by reference.

ITEM 9. PERSON/ASSETS, RETAINED, EMPLOYED, COMPENSATED OR USED.

     (a) SOLICITATIONS OR RECOMMENDATIONS.

     Not applicable.

ITEM 10. FINANCIAL STATEMENTS.

     (a) FINANCIAL INFORMATION.

     The information set forth in Schedule B to the Offer to Exchange and in the Offer to Exchange under the captions "The Offer -- Information concerning SIPEX," "The Offer -- Financial statements," and "The Offer -- Additional information." The Company's Annual Report on Form 10-K and the Quarterly Reports on Form 10-Q can also be accessed electronically on the Securities and Exchange Commission's website at http://www.sec.gov.

     (b) PRO FORMA INFORMATION.

     Not applicable.

ITEM 11. ADDITIONAL INFORMATION.

     (a) AGREEMENTS, REGULATORY REQUIREMENTS AND LEGAL PROCEEDINGS.

     The information set forth in the Offer to Exchange under the caption "The Offer -- Legal matters; regulatory approvals" is incorporated herein by reference.

     (b) OTHER MATERIAL INFORMATION.

     Not applicable.

ITEM 12. EXHIBITS.

 EXHIBIT
 NUMBER                             DESCRIPTION
---------                           -----------
(a)(1)(a)   Offer to Exchange Certain Outstanding Options for New
            Options dated October 10, 2002.
(a)(1)(b)   Letter from Walid Maghribi dated October 10, 2002.
(a)(1)(c)   Election Form.
(a)(1)(d)   Withdrawal Form.
(a)(1)(e)   Form of Promise to Grant Stock Option.
(b)         Not Applicable.
(d)(1)      1996 Incentive Stock Option Plan (filed as Exhibit 10.5 to the Company's registration statement on Form S-1 dated
            February 13, 1996, File No. 333-1328 and incorporated herein by reference).
   (2)      1997 Stock Option Plan (filed as Exhibit 4.4 to the
            Company's registration statement on Form S-8 dated July 29,
            1997, File No. 333-32329 and incorporated herein by
            reference).
   (3)      Amended 2000 Non-Qualified Stock Option Plan.

 EXHIBIT
 NUMBER                             DESCRIPTION
---------                           -----------
   (4)      2002 Nonstatutory Stock Option Plan (filed as Exhibit 4.3 to the Company's Registration Statement on Form S-8 dated
            November 21, 2001, File No. 333-7380, and incorporated
            herein by reference).
   (5)      Form of stock option agreement for SIPEX 1996 Incentive
            Stock Option Plan (filed as Exhibit 10.5 to the Company's
            registration statement on Form S-1 dated February 13, 1996,
            File No. 333-1328 and incorporated herein by reference).
   (6)      Form of stock option agreement for SIPEX 1997 Stock Option
            Plan (filed as Exhibit 4.4 to the Company's registration
            statement on Form S-8 dated July 29, 1997, File No.
            333-32329 and incorporated herein by reference).
   (7)      Form of Non-Qualified Option Agreement dated August 12, 1999
            (filed as Exhibit 4.4 to the Company's registration
            statement on Form S-8 dated March 1, 2000, File No.
            333-31410 and incorporated herein by reference).
   (8)      Form of Non-Qualified Option Agreement dated November 23,
            1999 (filed as Exhibit 4.5 to the Company's registration
            statement on Form S-8 dated March 1, 2000, File No.
            333-31410 and incorporated herein by reference).
   (9)      Form of stock option agreement for SIPEX 2000 Non-Qualified
            Stock Option Plan (filed as Exhibit 4.4 to the Company's
            registration statement on Form S-8 dated May 24, 2001, File
            No. 333-61560 and incorporated herein by reference).
   (10)     Form of stock option agreement for SIPEX 2002 Nonstatutory
            Stock Option Plan (filed as Exhibit 4.4 to the Company's
            Registration Statement on Form S-8 dated November 21, 2001,
            File No. 333-7380, and incorporated herein by reference).
(g)         Not applicable.
(h)         Not applicable.

ITEM 13. INFORMATION REQUIRED BY SCHEDULE 13E-3.

     (a) Not applicable.

                                   SIGNATURE

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Schedule TO is true, complete and correct.

                                          SIPEX CORPORATION
                                          /s/  Walid Maghribi
                                          --------------------------------------
                                                      Walid Maghribi
                                          President and Chief Executive Officer

Date: October 10, 2002

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER                              DESCRIPTION
-------                             -----------
(a)(1)(a)   Offer to Exchange Certain Outstanding Options for New
            Options dated October 10, 2002.
(a)(1)(b)   Letter from Walid Maghribi dated October 10, 2002.
(a)(1)(c)   Election Form.
(a)(1)(d)   Withdrawal Form.
(a)(1)(e)   Form of Promise to Grant Stock Option.
(d)(1)      1996 Incentive Stock Option Plan (filed as Exhibit 10.5 to the Company's registration statement on Form S-1 dated
            February 13, 1996, File No. 333-1328 and incorporated herein by reference).
   (2)      1997 Stock Option Plan (filed as Exhibit 4.4 to the
            Company's registration statement on Form S-8 dated July 29,
            1997, File No. 333-32329 and incorporated herein by
            reference).
   (3)      Amended 2000 Non-Qualified Stock Option Plan.
   (4)      2002 Nonstatutory Stock Option Plan (filed as Exhibit 4.3 to the Company's Registration Statement on Form S-8 dated
            November 21, 2001, File No. 333-7380, and incorporated
            herein by reference).
   (5)      Form of stock option agreement for SIPEX 1996 Incentive
            Stock Option Plan (filed as Exhibit 10.5 to the Company's
            registration statement on Form S-1 dated February 13, 1996,
            File No. 333-1328 and incorporated herein by reference).
   (6)      Form of stock option agreement for SIPEX 1997 Stock Option
            Plan (filed as Exhibit 4.4 to the Company's registration
            statement on Form S-8 dated July 29, 1997, File No.
            333-32329 and incorporated herein by reference).
   (7)      Form of Non-Qualified Option Agreement dated August 12, 1999
            (filed as Exhibit 4.4 to the Company's registration
            statement on Form S-8 dated March 1, 2000, File No.
            333-31410 and incorporated herein by reference).
   (8)      Form of Non-Qualified Option Agreement dated November 23,
            1999 (filed as Exhibit 4.5 to the Company's registration
            statement on Form S-8 dated March 1, 2000, File No.
            333-31410 and incorporated herein by reference).
   (9)      Form of stock option agreement for SIPEX 2000 Non-Qualified
            Stock Option Plan (filed as Exhibit 4.4 to the Company's
            registration statement on Form S-8 dated May 24, 2001, File
            No. 333-61560 and incorporated herein by reference).
  (10)      Form of stock option agreement for SIPEX 2002 Nonstatutory
            Stock Option Plan (filed as Exhibit 4.4 to the Company's
            Registration Statement on Form S-8 dated November 21, 2001,
            File No. 333-7380, and incorporated herein by reference).